Exhibit 5.1

April 24, 2012

LINC Logistics Company

11355 Stephens Road

Warren, MI 48089

Attn:	Mr. David Crittenden Chief Financial Officer

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as Michigan counsel to LINC Logistics Company, a Michigan corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-1, as amended (Registration No. 333-167854) (the “Registration Statement”) relating to the initial public offering and sale of shares (the “Shares”) of the Company’s common stock (the “Common Stock”), and the filing of the Registration Statement with the Securities and Exchange Commission (the “Commission”) pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Shares include shares of Common Stock to be sold by the Company (the “Company Shares”) as well as shares of Common Stock to be sold by a certain selling stockholder (the “Selling Stockholder”) of the Company (the “Stockholder Shares”), as described in the Registration Statement.

In connection with the preparation and filing of the Registration Statement, we have examined and have relied upon a copy of the Amended and Restated Articles of Incorporation filed with the Secretary of State (Department of Energy, Labor & Economic Growth) of the State of Michigan (now known as the Michigan Department of Licensing and Regulatory Affairs) on October 4, 2010, and such other documents, records, certificates, statements and instruments as we have deemed necessary and appropriate in order to render the opinions herein set forth. We have assumed that prior to the issuance and sale of the Shares offered by the prospectus included in the Registration Statement, (a) the Company and the Selling Stockholder will have duly executed and delivered the Underwriting Agreement; and (b) by appropriate action of the board of directors (or a duly authorized committee thereof) of the Company, the Company will have approved and established as adequate the price of the Company Shares to be sold pursuant to the Underwriting Agreement.

Exhibit 5.1

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, it is our opinion, when the Registration Statement becomes effective under the Securities Act, that:

(1) upon consummation of the stock split described in the Registration Statement, the Stockholder Shares offered for sale pursuant to the prospectus included in the Registration Statement will have been validly issued and will be fully paid and non-assessable; and

(2) the Company Shares offered for sale pursuant to the prospectus included in the Registration Statement, when issued, sold and paid for, as described therein, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus included in the Registration Statement, under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Kemp, Klein, Umphrey, Endelman & May, P.C.

Kemp, Klein, Umphrey, Endelman & May, P.C.